EXHIBIT 21.1

LIST OF SUBISIDIARIES

Listed below are our subsidiaries, our percentage ownership in each subsidiary and the total number of active subsidiaries directly or indirectly owned by each subsidiary as of September 30, 2007.

	% Ownership	U.S.	Non-U.S.

Caspian Services Group Limited, BVI	100%	0	1
Caspian Services Group LLP, Kazakhstan(1)

Caspian Geophysics Ltd., BVI	100%	0	3
Tat-Arka LLP, Kazakhstan(2)
Kazmorgeophysica CJSC, Kazakhstan(3)
Veritas Caspian LLP, Kazakhstan(4)

Caspian Real Estate Ltd., BVI	100%	0	4
Bauta JSCI, Kazakhstan(5)
Balykshi LLP, Kazakhstan(6)
Pact Caspian Engineering FZC, UAE(7)
Pact Engineering KZ LLP, Kazakhstan(8)

(1) Caspian Services Group Limited owns a 100% interest in Caspian Services Group LLP.

(2) Caspian Geophysics Ltd. owns a 100% equity interest in TatArka LLP.

(3) Caspian Geophysics Ltd. owns a 51% equity interest in Kazmorgeophyisica CJSC.

(4) Kazmorgeophysica CJSC owns a 50% equity interest in Veritas Caspian LLP.

(5) Caspian Real Estate Ltd. owns a 56% equity interest in Bauta JSCI.

(6) Caspian Real Estate Ltd. currently owns a 100% equity interest in Balykshi LLP, but has committed to sell a 22% interest in Balykshi LLP to the European Bank for Reconstruction and Development (“EBRD”) in connection with an equity investment by EBRD of $10,000,000 into Balykshi LLP for development of the Company’s marine base.

(7) Caspian Real Estate Ltd. owns a 50% equity interest in Pact Caspian Engineering FZC.

(8) Pact Caspian Engineering FZC owns a 100% equity interest in Pact Engineering KZ LLP.